Exhibit 10.1

SHARE PURCHASE AND COLLABORATION AGREEMENT

BY AND AMONG

BEYONDSPRING INC.,

DALIAN WANCHUNBULIN PHARMACEUTICALS LTD.

AND

BIOLIN INVESTMENT LIMITED

Dated as of September 28, 2026

TABLE OF CONTENTS

Page

1	DEFINITIONS
1.1	Definitions	2
2	PURCHASE OF TRANSFERRED EQUITY INTERESTS; CONSIDERATION; CLOSING
2.1	Sale and Purchase of Transferred Equity Interests	2
2.2	Consideration	2
2.3	Closing	2
2.4	Closing Deliveries	2
3	REPRESENTATIONS AND WARRANTIES OF THE SELLER
3.1	Organization	3
3.2	Authorization; Enforceability	3
3.3	Non-Contravention; Consents	3
3.4	Title to Transferred Equity Interests	4
3.5	Intellectual Property	4
3.6	Litigation	4
3.7	Broker’s Fees	4
4	REPRESENTATIONS AND WARRANTIES OF BULIN
4.1	Organization	4
4.2	Authorization; Enforceability	4
4.3	Non-Contravention; Consents	5
4.4	Subsidiary Interests	5
4.5	Bulin Data and Intellectual Property	5
4.6	Regulatory Permits	5
4.7	Litigation	6
4.8	Broker’s Fees	6
5	REPRESENTATIONS AND WARRANTIES OF THE INVESTOR
5.1	Organization	6
5.2	Authorization; Enforceability	6
5.3	Non-Contravention; Consents	6
5.4	Litigation	7
5.5	Broker’s Fees	7

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5.6	Purchase Entirely for Own Account	7
5.7	Available Funds	7
5.8	Restricted Securities	7
5.9	No Public Market; Limited Rights	8
5.10	Competition	8
5.11	Investor’s Investigation and Reliance	8
6	DEVELOPMENT
6.1	Development Commitment	9
6.2	Development Plan	9
6.3	Performance of Development Plan	9
6.4	Development Records	9
6.5	Target Enrollment	10
6.6	Clinical Trial Data	11
6.7	Regulatory Activities	11
6.8	Manufacturing	13
6.9	No Conditions	13
7	LICENSES
7.1	License to Bulin Data	13
7.2	Freedom-to-Operate License	13
8	CERTAIN COVENANTS
8.1	Further Assurances	15
8.2	Company Register of Members	15
8.3	Bulin Cash	15
8.4	Bulin SEED Shares	16
8.5	Competitive Activity	16
9	CONDITIONS TO CLOSING
9.1	Conditions to Obligations of the Seller and the Investor at the Equity Closing	17
9.2	Conditions to Obligations of the Investor at the Equity Closing	17
9.3	Conditions to Obligations of the Seller at the Equity Closing	17
10	SURVIVAL; LIMITATIONS
10.1	Survival of Representations and Covenants	18
11	TERMINATION OF TRANSFER OF TRANSFERRED EQUITY INTERESTS
11.1	Termination of the Agreement Prior to the Equity Closing	18
11.2	Procedure Upon Termination	19
11.3	Restriction on Termination	19

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12	TERMINATION OF COLLABORATION OBLIGATIONS
12.1	Termination of the Agreement After the Equity Closing	19
12.2	Procedure Upon Termination	20
12.3	Effect of Termination	20
13	MISCELLANEOUS
13.1	Notices	21
13.2	Amendments and Waivers	22
13.3	Expenses	22
13.4	Succession and Assignment	22
13.5	Non-Recourse	23
13.6	Third-Party Beneficiaries	23
13.7	Governing Law; Arbitration.	23
13.8	WAIVER OF JURY TRIAL	24
13.9	Counterparts	25
13.1	Entire Agreement	25
13.11	Confidentiality	25
13.12	Severability	26
13.13	Press Release and Announcements	26
13.14	Specific Performance	26
13.15	Certain Interpretive Matters	27

ANNEXES:

Annex I	Definitions

Annex II	Development Plan

EXHIBITS:

Exhibit A	Form of Instrument of Transfer

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SHARE PURCHASE AND COLLABORATION AGREEMENT

THIS SHARE PURCHASE AND COLLABORATION AGREEMENT (this “Agreement”), dated as of September 28, 2026, is made by and among BeyondSpring Inc., an exempted company incorporated and existing with limited liability under the laws of The Cayman Islands (the “Seller”), Dalian Wanchunbulin Pharmaceuticals Ltd., a limited liability company incorporated under the laws of the People’s Republic of China (“Bulin”), and Biolin Investment Limited, a limited company formed under the laws of Hong Kong (the “Investor”). Each of the Seller, Bulin and the Investor will be referred to herein as a “Party” and, collectively, as the “Parties”.

(A)             The Seller is an exempted company incorporated under the laws of The Cayman Islands, and the Seller directly owns 100% shareholding, being one issued share with a par value of $1.00 each, in BeyondSpring Ltd., a BVI business company incorporated under the laws of The British Virgin Islands (the “Company” and, such share, the “Company Equity Interests”);

(B)              The Company directly owns all equity interests in BeyondSpring (HK) Limited, a limited company formed under the laws of Hong Kong, which in turn owns all equity interests in Wanchun Biotechnology (Dalian) Ltd., a limited liability company incorporated under the laws of the People’s Republic of China (“WOFE”);

(C)              WOFE directly owns 57.97% of the equity interests in Bulin;

(D)             The Seller desires to sell and transfer to the Investor, and the Investor desires to purchase and acquire from the Seller, the Company Equity Interests (the “Transferred Equity Interests”), on the terms and subject to the conditions contained in this Agreement;

(E)              The Parties desire to establish a strategic collaboration with respect to certain development activities involving a certain portion of the global Phase 3 Clinical Trial of the Seller’s clinical candidate combination therapy of Plinabulin with docetaxel in patients with non-squamous epidermal growth factor receptor wild-type non-small cell lung cancer who have progressed on PD-1/PD-L1 inhibitor-containing therapies, known as DUBLIN-4 and, in connection therewith, the obligation on the part of the Investor with respect to conducting and completing such portion of such Clinical Trial, and causing Bulin to take the actions described herein, shall constitute non-cash consideration for the purchase of the Transferred Equity Interests, all on the terms and subject to the conditions contained in this Agreement; and

(F)              In connection with the Parties’ strategic collaboration, (i) Bulin desires to grant to the Seller, and the Seller desires to receive from Bulin, an exclusive, irrevocable, perpetual, non-terminable, sublicensable, transferable, fully paid-up, royalty-free license and right to use the Bulin Data for any purpose outside of the Territory and (ii) (a) the Seller desires to grant to Bulin, and Bulin desires to receive from the Seller, and (b) Bulin desires to grant to the Seller, and the Seller desires to receive from Bulin, in the case of each of clauses (a) and (b), certain freedom-to-operate licenses, all on the terms and subject to the conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	DEFINITIONS

1.1	Definitions. Certain capitalized terms used but not defined elsewhere in the text of this Agreement are defined in Annex I.

2.	PURCHASE OF TRANSFERRED EQUITY INTERESTS; CONSIDERATION; CLOSING

2.1	Sale and Purchase of Transferred Equity Interests. On the terms and subject to the conditions set forth in this Agreement, at the Equity Closing, the Seller shall sell, transfer, convey, assign and deliver to the Investor the Transferred Equity Interests, free and clear of all Liens (other than restrictions on transfer imposed by applicable securities Laws), and the Investor shall purchase, acquire and accept from the Seller all of the Seller’s right, title and interest in and to such Transferred Equity Interests.

2.2	Consideration. As consideration for the Transferred Equity Interests, the Investor shall perform and comply with all its obligations under Article 6 and Article 8, and cause Bulin to perform and comply with all its obligations under Article 6, Article 7 and Article 8, in each case in accordance with the terms thereof, which obligations on the part of the Investor shall be the non-cash consideration for the Transferred Equity Interests. For the avoidance of doubt, at the Equity Closing, the Investor shall have no obligation to, and shall not, deliver to the Seller any cash as consideration for the Transferred Equity Interests or the transactions contemplated by this Agreement.

2.3	Closing. The closing of the transactions contemplated by Section 2.1 (the “Equity Closing”) shall take place by electronic exchange of documents on September 30, 2026, subject to the satisfaction or waiver of the conditions to the obligations of the Seller and the Investor set forth in Article 9 (other than those conditions that by their nature are to be satisfied or waived (to the extent permitted by applicable Law) at the Equity Closing), or on such other date and at such other place as agreed to by the Seller and the Investor in writing, and shall be effective as of 12:01 a.m., New York City time, on such date. The date on which the Equity Closing actually occurs is referred to herein as the “Equity Closing Date”.

2.4	Closing Deliveries.

2.4.1	Subject to the terms and conditions of this Agreement, at the Equity Closing the Seller shall deliver to the Investor:

(a)	an instrument of transfer of the applicable Transferred Equity Interests held by the Seller, executed by the Seller, substantially in the form set forth on Exhibit A hereto;

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(b)	an updated register of members of the Company reflecting the transfer of the Transferred Equity Interests from the Seller to the Investor, and evidencing the Investor as the holder of such Transferred Equity Interests; and

(c)	a certificate executed by an officer of the Seller, in form and substance reasonably satisfactory to the Investor, confirming the satisfaction of the conditions contained in Section 9.2.1 and Section 9.2.2.

2.4.2	Subject to the terms and conditions of this Agreement, at the Equity Closing Bulin shall deliver to the Investor a certificate executed by an officer of Bulin, in form and substance reasonably satisfactory to the Investor, confirming the satisfaction of the conditions contained in Section 9.2.3.

2.4.3	Subject to the terms and conditions of this Agreement, at the Equity Closing the Investor shall deliver to the Seller a certificate executed by an officer of the Investor, in form and substance reasonably satisfactory to the Seller, confirming the satisfaction of the conditions contained in Sections 9.3.1 and 9.3.2.

3.	REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller hereby represents and warrants to the Investor as follows:

3.1	Organization. The Seller is duly incorporated, formed and validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation.

3.2	Authorization; Enforceability. The Seller has all requisite capacity, power and authority, as the case may be, to enter into, and to consummate the transactions contemplated by, this Agreement. The execution, delivery and performance by the Seller of this Agreement and the other agreements and documents contemplated hereby to be executed and delivered by the Seller, and the consummation by the Seller of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of the Seller. This Agreement and each of the other agreements and documents contemplated hereby to which the Seller is or will be a party have been or will be duly and validly executed and delivered by the Seller, and once executed, will constitute a legal, valid and binding agreement of the Seller, enforceable against the Seller in accordance with their respective terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to the effect of general principles of equity.

3.3	Non-Contravention; Consents.

3.3.1	Assuming the accuracy of the representations made by the Investor in Article 5, the execution, delivery and performance by the Seller of this Agreement and the other agreements and documents contemplated hereby to which the Seller is or will be a party, and the consummation of the transactions contemplated hereby and thereby, does not and will not (a) violate the Organizational Documents of the Seller or (b) violate any applicable Law or Order.

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3.3.2	The execution, delivery and performance by the Seller of this Agreement and the other agreements and documents contemplated hereby to which the Seller is or will be a party does not and will not require any clearance, authorization, approval, waiver or consent from any Governmental Authority.

3.4	Title to Transferred Equity Interests. The Seller owns good and valid title to the Transferred Equity Interests, free and clear of any and all Liens. Upon transfer of such Transferred Equity Interests in accordance with Article 2, the Investor shall own good and valid title to such Transferred Equity Interests, free and clear of any and all Liens.

3.5	Intellectual Property. To the knowledge of the Seller, immediately following the Equity Closing (and, for clarity, after giving effect to the license granted pursuant to Section 7.2.1 hereunder), Bulin shall possess sufficient rights in Intellectual Property (other than Trademarks) to conduct Bulin’s business with respect to Plinabulin in the Territory as conducted as of the date hereof, except where a failure to possess such rights would not reasonably be expected to have a material adverse effect on such business operations.

3.6	Litigation. There is no action, suit, investigation, arbitration or administrative or other proceeding pending or, to the knowledge of the Seller, threatened against or affecting the Seller, and the Seller is not subject to or bound by any Order, in either case that would prevent or otherwise interfere with the ability of the Seller to consummate the transactions contemplated by this Agreement.

3.7	Broker’s Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Seller or any Affiliate thereof, who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement or any other agreements or documents contemplated hereby.

4.	REPRESENTATIONS AND WARRANTIES OF BULIN

Bulin hereby represents and warrants to the Investor as follows:

4.1	Organization. Bulin is duly incorporated, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation.

4.2	Authorization; Enforceability. Bulin has all requisite capacity, power and authority, as the case may be, to enter into, and to consummate the transactions contemplated by, this Agreement. The execution, delivery and performance by Bulin of this Agreement and the other agreements and documents contemplated hereby to be executed and delivered by Bulin, and the consummation by Bulin of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of Bulin. This Agreement and each of the other agreements and documents contemplated hereby to which Bulin is or will be a party have been or will be duly and validly executed and delivered by Bulin, and once executed, will constitute a legal, valid and binding agreement of Bulin, enforceable against Bulin in accordance with their respective terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to the effect of general principles of equity.

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4.3	Non-Contravention; Consents.

4.3.1	Assuming the accuracy of the representations made by the Investor in Article 5, the execution, delivery and performance by Bulin of this Agreement and the other agreements and documents contemplated hereby to which Bulin is or will be a party, and the consummation of the transactions contemplated hereby and thereby, does not and will not (a) violate the Organizational Documents of Bulin or (b) violate any applicable Law or Order.

4.3.2	The execution, delivery and performance by Bulin of this Agreement and the other agreements and documents contemplated hereby to which Bulin is or will be a party does not and will not require any clearance, authorization, approval, waiver or consent from any Governmental Authority.

4.4	Subsidiary Interests. Bulin indirectly owns 2,404,000 Series A-1 Preferred Shares of SEED Therapeutics as of the date hereof (the “Bulin SEED Shares”), which shares represent approximately 8.88% of the issued and outstanding equity interests of SEED Therapeutics (and approximately 7.43% on a fully diluted basis).

4.5	Bulin Data and Intellectual Property.

4.5.1	Bulin owns, and shall own, good and valid title to the Bulin Data, free and clear of any and all Liens.

4.5.2	Bulin owns and has good and exclusive title to, or possesses adequate rights to use, each item of Bulin Intellectual Property, free and clear of any and all Liens. Bulin Intellectual Property, together with the other Intellectual Property licensed to Bulin (including, as of immediately following the Equity Closing, such Intellectual Property licensed pursuant to Section 7.2.1 hereunder), comprises the material Intellectual Property necessary to conduct Bulin’s business as conducted as of the date hereof.

4.6	Regulatory Permits. Bulin possesses all material Regulatory Permits issued by, has made all material declarations, filings, registrations and submissions with, and has given all material notices to, the applicable Regulatory Authorities that are necessary or required for the conduct of its current business, and each such material Regulatory Permit is valid and in full force and effect, except where the failure to possess, make, give or maintain the same would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on such business operations. Bulin has not received written notice of any revocation, withdrawal, suspension, cancellation, termination or material modification of any such Regulatory Permit and, to the knowledge of Bulin, there is no reason to believe that any such Regulatory Permit will not be renewed in the ordinary course, except to the extent that any of the foregoing would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Bulin’s business operations.

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4.7	Litigation. There is no action, suit, investigation, arbitration or administrative or other proceeding pending or, to the knowledge of Bulin, threatened against or affecting Bulin, and Bulin is not subject to or bound by any Order, in either case that would prevent or otherwise interfere with the ability of Bulin to consummate the transactions contemplated by this Agreement.

4.8	Broker’s Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Bulin or any Affiliate thereof, who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement or any other agreements or documents contemplated hereby.

5.	REPRESENTATIONS AND WARRANTIES OF THE INVESTOR

The Investor hereby represents and warrants to the Seller as follows:

5.1	Organization. The Investor is duly formed, validly existing and in good standing as a limited company under the Laws of the jurisdiction of its incorporation or formation.

5.2	Authorization; Enforceability. The Investor has all requisite capacity, power and authority, as the case may be, to enter into, and to consummate the transactions contemplated by, this Agreement. The execution, delivery and performance by the Investor of this Agreement and the other agreements and documents contemplated hereby to be executed and delivered by the Investor, and the consummation by the Investor of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of the Investor. This Agreement and each of the other agreements and documents contemplated hereby to which the Investor is or will be a party have been or will be duly and validly executed and delivered by the Investor, and once executed, will constitute a legal, valid and binding agreement of the Investor, enforceable against the Investor in accordance with their respective terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to the effect of general principles of equity.

5.3	Non-Contravention; Consents.

5.3.1	Assuming the accuracy of the representations made by the Seller in Article 3 and made by Bulin in Article 4, the execution, delivery and performance by the Investor of this Agreement and the other agreements and documents contemplated hereby to which the Investor is or will be a party, and the consummation of the transactions contemplated hereby and thereby, does not and will not (a) violate the Organizational Documents of the Investor, (b) violate any applicable Law or Order or (c) violate or constitute a default under any of the terms, conditions or provisions of any Contract to which the Investor is or is contemplated to be a party or give rise to a right of termination, cancelation or acceleration or loss of a material benefit under any such Contract.

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5.3.2	The execution, delivery and performance by the Investor of this Agreement and the other agreements and documents contemplated hereby to which the Investor is or will be a party does not and will not require any clearance, authorization, approval, waiver or consent from any Governmental Authority.

5.4	Litigation. There is no action, suit, investigation, arbitration or administrative or other proceeding pending or, to the knowledge of the Investor, threatened against or affecting the Investor, and the Investor is not subject to or bound by any Order, in either case that would prevent or otherwise interfere with the ability of the Investor to consummate the transactions contemplated by this Agreement.

5.5	Broker’s Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Investor or any Affiliate thereof, who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement or any other agreements or documents contemplated hereby.

5.6	Purchase Entirely for Own Account. The Investor is acquiring the Transferred Equity Interests for investment for its own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof and the Investor has no intention of selling, distributing or otherwise disposing of any part of the Transferred Equity Interests in a manner that would violate the registration requirements of the Securities Act. The Investor hereby further represents that the Investor does not presently have any contract, undertaking, agreement or other arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Transferred Equity Interests. The Investor has not been formed for the specific purpose of acquiring the Transferred Equity Interests.

5.7	Available Funds. The Investor has readily available funds sufficient to pay the fees and expenses of the Investor related to the transactions contemplated hereby. The Investor knows of no circumstances or conditions that could be reasonably expected to prevent the availability of such funds when required to fulfill the Investor’s obligations under this Agreement following the Equity Closing pursuant to Article 6 and Article 7.

5.8	Restricted Securities. The Investor understands that the Transferred Equity Interests have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends on, among other things, the bona fide nature of the investment intent and the accuracy of the Investor’s representations as expressed herein. The Investor understands that the Transferred Equity Interests are “restricted securities” under applicable U.S. federal and state securities Laws and that, pursuant to these Laws, the Investor must hold the Transferred Equity Interests indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Investor acknowledges that the Company has no obligation to register or qualify the Transferred Equity Interests for resale. The Investor further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Transferred Equity Interests, and requirements relating to the Company which are outside of the Investor’s control, and which the Company is under no obligation and may not be able to satisfy.

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5.9	No Public Market; Limited Rights. The Investor understands that no public market now exists for the Transferred Equity Interests, and no assurances have been made that a public market will ever exist for the Transferred Equity Interests. The Investor further understands that the rights and privileges associated with ownership of the Transferred Equity Interests will be limited by the Organizational Documents of the Company.

5.10	Competition. The Investor is not engaged, directly or indirectly, on its own or together with or through a third party (including through any partnership, limited liability company, corporation, joint venture or similar arrangement (whether now existing or formed hereafter)) in drug discovery, research, development, manufacture, commercialization or other exploitation of any drug products (whether on their own or in combination with other active ingredients) for the treatment of non-small cell lung cancer (a “Competitor”), not taking into account any financial investment firm or collective investment vehicle that, together with its Affiliates, holds less than fifty percent (50%) of the outstanding equity of any Competitor and where the Investor does not, nor do any of its Affiliates, have a right to designate any members of the board of directors of any Competitor.

5.11	Investor’s Investigation and Reliance. The Investor is a sophisticated purchaser and has made its own investigation, review and analysis regarding the Company, the Seller and the transactions contemplated hereby. The Investor has been provided with full and complete access to the Representatives, properties, offices and other facilities, books and records of the Company and other necessary information that it has requested in connection with its investigation of the Company and the transactions contemplated hereby. The Investor is not relying, and has not relied, upon any statement, representation or warranty, oral or written, express or implied, made (a) by the Seller, except as expressly set forth in Article 3 or any certificate delivered by the Seller or (b) by Bulin, except as expressly set forth in Article 4 or any certificate delivered by Bulin. Neither the Seller nor any of its Affiliates or Representatives shall have any liability to the Investor or any of its Affiliates or Representatives resulting from the use of any information, documents or materials made available to the Investor, whether orally or in writing, in expectation of the transactions contemplated by this Agreement. The Investor acknowledges and agrees that, should the Equity Closing occur, the Investor shall acquire the Transferred Equity Interests without any representation or warranty as to merchantability or fitness for any particular purpose of their respective assets, on an “as is” and “where is” basis, except as expressly set forth in Article 3 or any certificate delivered by the Seller. The Investor acknowledges and agrees that it has no knowledge or reason to believe that any of the representations or warranties made by the Seller or by Bulin as of the date hereof are untrue, incomplete or inaccurate.

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6.	DEVELOPMENT

6.1	Development Commitment. The Investor shall (a) provide sufficient financial resources, including cash, general funds, capital funds, working capital and reimbursement for any operating, capital or other losses, to Bulin as may reasonably be required for Bulin to conduct and complete the portion of the global Phase 3 Clinical Trial of the Seller’s clinical candidate combination therapy of Plinabulin with docetaxel (such combination therapy, the “Product”) in patients with non-squamous epidermal growth factor receptor wild-type non-small cell lung cancer who have progressed on PD-1/PD-L1 inhibitor-containing therapies, known as DUBLIN-4 (such trial, the “Ongoing Trial”), in the People’s Republic of China (such portion of the Ongoing Trial in the People’s Republic of China, the “Chinese Territory Ongoing Trial”) and (b) cause Bulin to conduct, and use Commercially Reasonable Efforts to complete, such Clinical Trial and fulfill its obligations pursuant to this Article 6, Article 7 and Article 8 in accordance with the terms and conditions of this Agreement.

6.2	Development Plan. A high-level outline of the Development activities currently contemplated by the Parties to be conducted in support of the Chinese Territory Ongoing Trial, including anticipated timelines, is attached hereto as Annex II (as amended from time to time in accordance with this Section 6.2, the “Development Plan”). No later than March 1 of any given calendar year during the term of this Agreement, or more often as the Parties (or the Parties’ respective designees) may agree upon in writing from time to time, the Parties (or the Parties’ respective designees) shall review and, as appropriate, prepare amendments or other updates to the Development Plan. For clarity, no Party shall have a right under this Agreement to review any other Party’s activities with respect to products other than the Product.

6.3	Performance of Development Plan. Bulin shall, and the Investor shall cause Bulin to, conduct the Development activities set forth in the Development Plan, including the Chinese Territory Ongoing Trial, and all other activities reasonably required to support such Development activities, in each case, in compliance with the terms of this Agreement, GLP, GCP, GMP, all other applicable Laws and the Development Plan. As between the Parties, the Investor and Bulin shall be responsible for the costs and expenses incurred by Bulin in the conduct of the Chinese Territory Ongoing Trial and all other activities set forth in the Development Plan.

6.4	Development Records. Bulin shall, and the Investor shall cause Bulin to, maintain complete and accurate records (in the form of technical notebooks or electronic files where appropriate) of all work conducted by Bulin or its Affiliates, sublicensees or subcontractors in the Development of the Product and all information resulting from such work, to the extent necessary or useful for the Development of the Product (such records, “Development Records”). Such Development Records, including any electronic files where such information may also be contained, shall fully and properly reflect all work done and results achieved in the performance of the Development of the Product (as applicable) in sufficient detail and in good scientific manner appropriate for regulatory purposes. In addition to its safety reporting obligations set forth in Section 6.7.3, the Seller shall have the right to review and copy Development Records maintained by or on behalf of Bulin at reasonable times and to the extent needed for regulatory purposes, to obtain access to originals, and Bulin shall, and the Investor shall cause Bulin to, promptly provide such access to the Seller upon the Seller’s reasonable request.

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6.5	Target Enrollment.

6.5.1	Bulin shall, and the Investor shall cause Bulin to, use Commercially Reasonable Efforts to enroll in, and include in the intent-to-treat population of, the Chinese Territory Ongoing Trial such number of patients as the Seller determines, in its sole discretion, is required to satisfy the Seller’s regulatory needs (as of the date hereof, such number is expected to fall within a range of 221–265 patients) (such enrollment and inclusion, the “Target Enrollment”) in accordance with the applicable Clinical Trial protocol, between the Equity Closing Date and the three (3)-year anniversary of the Equity Closing Date (such period, the “Enrollment Period”).

6.5.2	If Bulin fails to achieve (and the Investor fails to cause Bulin to achieve) the Target Enrollment prior to the expiration of the Enrollment Period, upon the expiration of the Enrollment Period:

(a)	As soon as practicable but in no event later than thirty (30) days following the expiration of the Enrollment Period, the Investor shall transfer to the Seller an ownership percentage of the Company (the “Equity Clawback”) equal to the product of (i) the total ownership of the Company acquired by the Investor pursuant to this Agreement, as adjusted for any recapitalization, stock split, reclassification or similar transaction subsequent to the Equity Closing, multiplied by (ii) a fraction, the numerator of which is the difference between the Target Enrollment and the actual number of subjects enrolled as of the expiration of the Enrollment Period, and the denominator of which is the Target Enrollment (such fraction, expressed as a percentage, the “Equity Clawback Percentage”); provided, however, that in the event the Equity Clawback Percentage is equal to 90% (ninety percent) or greater, the Investor shall be obligated to return, and shall deliver, to the Seller 100% of the Company Equity Interests, as adjusted for any recapitalization, stock split, reclassification or similar transaction subsequent to the Equity Closing. The Investor shall not (A) issue, redeem, sell, grant, deliver, pledge, transfer, encumber or subject to any Lien (other than restrictions on transfer imposed by applicable securities Laws) any Transferred Equity Interests, other equity interests of the Company or Bulin SEED Shares, (B) grant any option, warrant or right to acquire any Transferred Equity Interests, other equity interest of the Company or Bulin SEED Shares or (C) issue any security convertible into or exchangeable for such securities, in the case of each of clauses (A), (B) and (C), the effect of which would prevent the Investor from performing and complying with its obligations under this Agreement, including, without limitation, this Section 6.5.2, except in the case of an Authorized Transferee and subject to Section 13.4. For the avoidance of doubt, until the achievement of the Target Enrollment or if the Target Enrollment is not achieved, until the delivery of the Equity Clawback from the Investor to the Seller, the Company shall have maintained its indirect ownership in SEED Therapeutics; and

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(b)	The Seller shall be entitled to terminate this Agreement pursuant to Section 12.1.1.

6.6	Clinical Trial Data.

6.6.1	As between the Parties, Bulin (whether itself or through one or more Affiliates) shall own the right, title and interest in, to and under all data and information generated in connection with the Chinese Territory Ongoing Trial, including raw datasets and including case report forms and source data (collectively, the “Bulin Data”).

6.6.2	Following the initiation of the Chinese Territory Ongoing Trial, and at such cadence as is reasonably agreed upon by the Parties (or the Parties’ respective designees), Bulin shall, and the Investor shall cause Bulin to, (a) transfer to the Seller copies of all Bulin Data and, upon the Seller’s request, all human genetic resources information generated in connection with the Chinese Territory Ongoing Trial and (b) provide the Seller with copies of material regulatory correspondence and submissions with the National Medical Products Administration (“NMPA”) that relate to the Product (and, as applicable, English-language translations thereof), in each case, in accordance with applicable Laws and at no cost to the Seller. Without limiting any other obligations under this Agreement, as between the Parties, Bulin and the Investor (themselves or through one or more of their respective Affiliates) shall be responsible for obtaining all approvals required by applicable Law in connection therewith at their sole cost and expense. To the extent reasonably necessary under applicable Law in order to effectuate the foregoing transfer of Bulin Data, human genetic resources information or regulatory correspondence or submissions, the Parties (or the Parties’ respective designees, as appropriate) shall negotiate in good faith and enter into any data processing agreements in connection therewith. Bulin (itself or through one or more Affiliates) shall, and the Investor shall cause Bulin to, promptly notify the Seller if any transfer of data, information or materials contemplated by this Agreement is not permitted under any applicable Law, and shall use Commercially Reasonable Efforts to find alternative means for providing the Seller with such data, information or materials in a manner that is compliant with applicable Laws.

6.7	Regulatory Activities.

6.7.1	General. As between the Parties, (i) the Investor or its Subsidiaries (for clarity, which Subsidiaries include, after giving effect to the Equity Closing, Bulin) shall have the sole right to file and maintain, and exclusive control over filing and maintaining, Regulatory Materials for the Product for use in the Territory, including communicating with Regulatory Authorities and owning Regulatory Materials for the Product for use in the Territory, and (ii) the Seller or its Subsidiaries shall have the sole right to file and maintain, and exclusive control over filing and maintaining, regulatory filings for the Product for use outside the Territory, including communicating with Regulatory Authorities and owning Regulatory Materials for the Product for use outside the Territory.

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6.7.2	Regulatory Audits, Inspections and Remedial Actions. Bulin shall, and the Investor shall cause Bulin to, (a) promptly (and in any case, within twenty-four (24) hours) notify the Seller of any clinical hold, audit or inspection of Bulin or its Affiliates by any Regulatory Authority that relates to or materially adversely affects the Chinese Territory Ongoing Trial or the Product and (b) promptly comply with all requirements of the applicable Regulatory Authorities in connection therewith. Following the Seller’s reasonable request, Bulin shall, and the Investor shall cause Bulin to, provide the Seller with all information pertinent thereto reasonably requested by the Seller.

6.7.3	Safety Reporting and Global Safety Database. As soon as reasonably practicable following written notice from the Seller, the Seller shall and Bulin shall (and the Investor shall cause Bulin to) mutually agree to and execute an agreement (a “Pharmacovigilance Agreement”) setting forth each such party’s responsibilities pertaining to safety data collection, and safety assessment and reporting for the Product in accordance with applicable Laws. In the event of any inconsistency between the terms of this Agreement and the Pharmacovigilance Agreement, the terms of this Agreement shall govern, except to the extent such conflicting terms relate directly to the pharmacovigilance responsibilities of the parties thereto (including the exchange of safety data), in which case the terms of the Pharmacovigilance Agreement shall govern. The Seller shall maintain the global safety database for the Product by or on behalf of the Parties and their Affiliates. Bulin shall, and the Investor shall cause Bulin to, maintain a safety database for the Product for the Territory and provide safety reports to the Seller in accordance with the Pharmacovigilance Agreement.

6.7.4	Collaboration Management. The Seller shall and Bulin shall (and the Investor shall cause Bulin to), in good faith, work together to coordinate Bulin’s activities with respect to the Chinese Territory Ongoing Trial, data transfer obligations hereunder and regulatory activities in the Territory with respect to Plinabulin and the Product. To the extent Bulin intends to take (or fail to take) some action, which action or inaction (i) is inconsistent with Bulin’s obligations under the Agreement or (ii) adversely affects (or reasonably would be expected to adversely affect) the Ongoing Trial or the Bulin Data (including the quality thereof) (any such action or inaction, an “Adverse Act”), Bulin shall, and the Investor shall cause Bulin to, reasonably and in good faith consult with the Seller reasonably in advance of taking (or failing to take) such action. The Seller shall be entitled to terminate this Agreement pursuant to Section 12.1.2 upon notice to Bulin and the Investor, if, following reasonable consultation between Bulin and the Seller in accordance with the foregoing sentence, Bulin undertakes an Adverse Act. For the avoidance of doubt, this Section 6.7.4 does not grant the Seller ordinary-course control over the management, budget, personnel or operations of Bulin.

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6.7.5	Right of Reference. Effective as of the Equity Closing, Bulin hereby grants and agrees to grant, and the Investor shall cause Bulin to grant, to the Seller, its Affiliates, sublicensees, subcontractors and its and their successors and assigns a “Right of Reference,” as that term is defined in 21 C.F.R. § 314.3(b) (or any analogous applicable Law recognized outside of the United States), to all data Controlled by Bulin or its Affiliates, licensees or sublicensees that relates to the Product, solely for the Seller, its Affiliates, licensees, sublicensees and subcontractors to Develop, manufacture and obtain, support and maintain Marketing Approvals for Plinabulin (and any combination therapies therewith, including the Product) for use outside the Territory. The foregoing “Right of Reference” shall be transferable and sublicensable by the Seller and its Affiliates through multiple tiers. Bulin shall, and the Investor shall cause Bulin to, provide a signed statement to this effect (in a form reasonably acceptable to the Seller), if requested by the Seller, in accordance with 21 C.F.R. § 314.50(g)(3) (or any analogous applicable Law outside of the United States), and take such other actions as may reasonably be requested by the Seller to give effect to the intent of this Section 6.7.5, at no cost to the Seller.

6.7.6	Regulatory Support. Bulin shall, and the Investor shall cause Bulin to, provide the Seller with any support reasonably requested by the Seller in connection with any regulatory activities conducted by the Seller to the extent relating to Plinabulin or the Product.

6.8	Manufacturing. For the avoidance of doubt, as between the Parties and subject to Section 6.1, Bulin and the Investor (themselves or through one or more of their respective Affiliates) shall be responsible for the manufacture and supply of a sufficient quantity of the Product to conduct the Chinese Territory Ongoing Trial at their sole cost and expense. Bulin shall, and the Investor shall cause Bulin to, ensure that all Product supplied for use in the Chinese Territory Ongoing Trial shall be manufactured in accordance with GMP and all other applicable Laws and suitable for use in Clinical Trials as required by applicable Regulatory Authorities.

6.9	No Conditions. For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement, the Parties expressly acknowledge and agree that the satisfaction of obligations of the Investor and Bulin (as applicable) set forth in this Article 6 shall not be conditions to the Equity Closing.

7.	LICENSES

7.1	License to Bulin Data. On the terms and subject to the conditions contained in this Agreement, effective as of the Equity Closing, Bulin, on behalf of itself and its Affiliates, hereby grants and agrees to grant to the Seller and its Affiliates an exclusive (even as to Bulin and its Affiliates), irrevocable, perpetual, non-terminable, sublicensable (through multiple tiers), transferable, fully paid-up, royalty-free license and right to use the Bulin Data for any purpose, other than the sale of Plinabulin or the Product in the Territory.

7.2	Freedom-to-Operate License.

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7.2.1	Subject to the terms and conditions of this Agreement, during the term of this Agreement, the Seller, on behalf of itself and its Affiliates, hereby grants to Bulin a non-exclusive, fully paid-up, royalty-free, non-sublicensable (except as permitted by Section 7.2.3), non-transferable (except as permitted under Section 13.4) license under the Seller Intellectual Property, in each case, solely to the extent necessary to manufacture and commercialize Plinabulin (including any combination therapies, including the Product) in the Territory.

7.2.2	Subject to the terms and conditions of this Agreement, Bulin, on behalf of itself and its Affiliates, hereby grants to the Seller a non-exclusive, fully paid-up, non-sublicensable (except as permitted by Section 7.2.3), non-transferable (except as permitted under Section 13.4) license under the Bulin Intellectual Property, in each case, solely to the extent necessary to manufacture and commercialize Plinabulin (including any combination therapies, including the Product) worldwide other than in the Territory.

7.2.3

(a)	Subject to the terms and conditions of this Agreement, the license granted to Bulin pursuant to the above Section 7.2.1 shall only be sublicensable by Bulin (through multiple tiers): (A) to its Subsidiaries (provided that such sublicense shall automatically terminate if such sublicensee ceases to be a Subsidiary of Bulin) and (B) to contract research organizations, distributors, contract manufacturing organizations and other third-party subcontractors solely for the provision of services with respect to Bulin’s (or its Subsidiaries’) exploitation of Plinabulin (for clarity, including any combination therapies, including the Product) (and for clarity, not for the applicable sublicensee to exploit such sublicense for such sublicensee’s independent benefit); provided that, in the case of each of clauses (A) and (B), such sublicense shall be in writing and, with respect to any confidential information (including any trade secrets) of the Seller or its Affiliates, contain confidentiality obligations at least as protective as those set forth in the Confidentiality Agreement. The Investor shall ensure that Bulin and Bulin’s sublicensees comply with the foregoing limitation.

(b)	Subject to the terms and conditions of this Agreement, the license granted to the Seller pursuant to the above Section 7.2.2 shall only be sublicensable by the Seller (through multiple tiers): (A) to its Affiliates (provided that such sublicense shall automatically terminate if such sublicensee ceases to be an Affiliate of the Seller), (B) to contract research organizations, distributors, contract manufacturing organizations and other third-party subcontractors solely for the provision of services with respect to the Seller’s (or its Affiliates’) exploitation of Plinabulin (for clarity, including any combination therapies, including the Product) (and for clarity, not for the applicable sublicensee to exploit such sublicense for such sublicensee’s independent benefit) and (C) to third parties in connection with any sale, transfer, divestiture, disposition, license, sublicense or other monetization transaction of Plinabulin (for clarity, including any combination therapies, including the Product), or any rights (including intellectual property) related thereto; provided that, in the case of each of clauses (A) through (C), such sublicense shall be in writing and, with respect to any confidential information (including any trade secrets) of Bulin, contain confidentiality obligations at least as protective as those set forth in the Confidentiality Agreement.

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7.2.4	For the avoidance of doubt, the Parties acknowledge and agree that, to the extent that the Bulin Data, Bulin Intellectual Property or Seller Intellectual Property constitute “intellectual property assets” within the meaning of The International Tax Co-operation (Economic Substance) Act (As Revised) of the Cayman Islands, (a) no consideration is or shall be payable from, or in connection with, the exploitation of such Bulin Data, Bulin Intellectual Property or Seller Intellectual Property under the licenses granted pursuant to the foregoing Sections 7.1, 7.2.1 and 7.2.2, as applicable; and (b) the Seller’s use of any such Bulin Data or Bulin Intellectual Property shall be solely for the purposes expressly permitted hereunder (including, as applicable, the Seller’s (or its Affiliates’) development, regulatory and commercial activities in connection with the exploitation of Plinabulin or the Product) and accordingly no income separately identifiable from any tangible asset in which the Bulin Data, Bulin Intellectual Property or Seller Intellectual Property subsists shall arise to the Seller therefrom pursuant to this Agreement.

8.	CERTAIN COVENANTS

8.1	Further Assurances. From time to time, as and when requested by any Party to this Agreement, any other Party will execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, all such further or other actions, as the requesting Party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement, in any such case, at the requesting Party’s sole cost and expense, except, in the case of the Seller, for any such requests in connection with (a) Bulin’s performance and compliance with its obligations and (b) the Investor’s performance and compliance with its obligations, in each case, pursuant to Article 6, Article 7 and Article 8.

8.2	Company Register of Members. As soon as practicable but in no event later than thirty (30) Business Days following the Equity Closing Date, the Seller shall deliver to the Investor an updated register of members of the Company stamped by the Registry of Corporate Affairs of The British Virgin Islands, which register of members shall reflect the transfer of the Transferred Equity Interests from the Seller to the Investor, and shall evidence the Investor as the holder of such Transferred Equity Interests.

8.3	Bulin Cash. For a period commencing on the Equity Closing Date and ending on the earlier of (a) the consummation of the transactions contemplated by this Agreement (for clarity, including the Investor’s performance and compliance with its obligations under Article 6) or (b) the valid termination of this Agreement pursuant to Section 12.1, the Investor shall not, and shall cause Bulin not to, (i) transfer, convey, assign, deliver or distribute any right, title or interest in or to any cash or cash equivalents held by Bulin as of immediately prior to the Equity Closing (the “Bulin Closing Cash”) to any past, present or future shareholders of the Investor, its Affiliates or any other party (whether a related party or an Affiliate) or (ii) utilize the Bulin Closing Cash as payment, funds or financing for any purpose other than (A) the conduct or completion of the Chinese Territory Ongoing Trial or any other activities set forth in the Development Plan, (B) the satisfaction of Bulin’s or the Investor’s obligations under this Agreement or (C) Bulin’s operations in the ordinary course of business consistent with past practice.

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8.4	Bulin SEED Shares. For a period commencing on the Equity Closing Date and ending on the earlier of (a) the consummation of the transactions contemplated by this Agreement (for clarity, including the Investor’s performance and compliance with its obligations under Article 6), or (b) the valid termination of this Agreement pursuant to Section 12.1, the Investor shall not, and shall cause Bulin not to, directly or indirectly, on its own or together with or through a third party, (i) transfer, convey, assign, deliver or distribute any right, title or interest in or to any Bulin SEED Shares, (ii) encumber or subject to any Lien (other than restrictions on transfer imposed by applicable securities Laws) any Bulin SEED Shares, (iii) grant any option, warrant or right to acquire any Bulin SEED Shares or (iv) take any action, or fail to take any action, that would result in (x) Bulin ceasing to own the Bulin SEED Shares, or (y) the Investor ceasing to continue to indirectly own the Bulin SEED Shares, in each case, free and clear of any and all Liens (other than restrictions on transfer imposed by applicable securities Laws).

8.5	Competitive Activity. For a period commencing on the Equity Closing Date and ending on the twenty (20)-year anniversary of the Equity Closing Date:

8.5.1	The Investor shall not, and shall cause Bulin not to, (a) engage, directly or indirectly, on its own or together with or through a third party (including through any partnership, limited liability company, corporation, joint venture or similar arrangement), in drug discovery, research, development, manufacture, commercialization or other exploitation of any drug products (whether on their own or in combination with other active ingredients) for the treatment of non-small cell lung cancer or (b) otherwise take any action (or abstain from taking any action) that would result in the Investor or Bulin becoming a Competitor, in the case of each of clauses (a) and (b), outside the Territory without the prior written consent of the Seller, which consent may be withheld in the Seller’s sole discretion.

8.5.2	The Seller shall not (a) engage, directly or indirectly, on its own or together with or through a third party (including through any partnership, limited liability company, corporation, joint venture or similar arrangement), in drug discovery, research, development, manufacture, commercialization or other exploitation of any drug products (whether on their own or in combination with other active ingredients) for the treatment of non-small cell lung cancer or (b) otherwise take any action (or abstain from taking any action) that would result in the Seller becoming a Competitor, in the case of each of clauses (a) and (b), within the Territory without the prior written consent of the Investor.

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9.	CONDITIONS TO CLOSING

9.1	Conditions to Obligations of the Seller and the Investor at the Equity Closing. The respective obligations of each Party to consummate the Equity Closing are subject to the satisfaction or waiver (to the extent permitted by applicable Law) of the following condition: No provision of any applicable Law, any Order or proceeding shall be in effect that prohibits or prevents the consummation of the Equity Closing.

9.2	Conditions to Obligations of the Investor at the Equity Closing. The obligations of the Investor to consummate the Equity Closing are subject to the satisfaction or waiver (to the extent permitted by applicable Law) of the following conditions:

9.2.1	Representations and Warranties of the Seller. The representations and warranties of the Seller contained in Article 3 shall be true and correct in all material respects as of the Equity Closing (as if made on and as of the Equity Closing) (except to the extent such representations and warranties are made as of a specific date, in which case they shall be true and correct as of such specified date).

9.2.2	Performance of the Seller. The Seller shall have performed and complied in all material respects with all terms, agreements and covenants contained in this Agreement required to be performed or complied with by the Seller on or before the Equity Closing Date.

9.2.3	Representations and Warranties of Bulin. The representations and warranties of Bulin contained in Article 4 shall be true and correct in all material respects as of the Equity Closing (as if made on and as of the Equity Closing) (except to the extent such representations and warranties are made as of a specific date, in which case they shall be true and correct as of such specified date).

9.2.4	Officer’s Certificates. (i) The Seller shall have delivered to the Investor a certificate executed by an officer of the Seller dated as of the Equity Closing Date, confirming the satisfaction of the conditions contained in Section 9.2.1 (Representations and Warranties of the Seller) and Section 9.2.2 (Performance of the Seller) and (ii) Bulin shall have delivered to the Investor a certificate executed by an officer of Bulin dated as of the Equity Closing Date, confirming the satisfaction of the conditions contained in Section 9.2.3 (Representations and Warranties of Bulin).

9.3	Conditions to Obligations of the Seller at the Equity Closing. The obligations of the Seller to consummate the Equity Closing are subject to the satisfaction or waiver (to the extent permitted by applicable Law) of the following conditions:

9.3.1	Representations and Warranties of the Investor. The representations and warranties of the Investor contained in Article 5 shall be true and correct in all respects as of the Equity Closing (as if made on and as of the Equity Closing) (except to the extent such representations and warranties are made as of a specific date, in which case they shall be true and correct as of such specified date).

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9.3.2	Performance of the Investor. The Investor shall have performed and complied in all material respects with all terms, agreements and covenants contained in this Agreement required to be performed or complied with by the Investor on or before the Equity Closing Date.

9.3.3	Officer’s Certificate. The Investor shall have delivered to the Seller a certificate executed by an officer of the Investor dated as of the Equity Closing Date, confirming the satisfaction of the conditions contained in Section 9.3.1 (Representations and Warranties of the Investor) and Section 9.3.2 (Performance of the Investor).

10.	SURVIVAL; LIMITATIONS

10.1	Survival of Representations and Covenants. The representations or warranties contained in this Agreement or any certificate delivered pursuant to this Agreement shall not survive, and shall terminate and be of no further force or effect as of the earlier of the eight (8)-year anniversary of the Equity Closing Date or the valid termination of this Agreement pursuant to Sections 11.1 or 12.1. All covenants and agreements set forth in this Agreement that by their terms are required to be performed after the Equity Closing shall survive the Equity Closing until fully performed in accordance with their respective terms. All other covenants and agreements set forth in this Agreement shall not survive the Equity Closing and shall terminate at the Equity Closing. No Party shall have any liability to any Person with respect to any provision of this Agreement or the subject matter thereof following the applicable survival period specified in this Section 10.1, and no Party shall thereafter assert any claim, cause of action, right or remedy, or any action, with respect to such provision or the subject matter thereof.

11.	TERMINATION OF TRANSFER OF TRANSFERRED EQUITY INTERESTS

11.1	Termination of the Agreement Prior to the Equity Closing. This Agreement may be terminated at any time prior to the Equity Closing as follows:

11.1.1	by the written consent of the Investor and the Seller;

11.1.2	by either the Seller or the Investor, if the Equity Closing shall not have occurred by December 31, 2026; provided that the right to terminate this Agreement pursuant to this Section 11.1.2 shall not be available to the Seller or the Investor, as applicable, if the Equity Closing not having occurred by such time was primarily due to the breach by the Investor or the Seller, as applicable, of its obligations under this Agreement;

11.1.3	by the Investor, if (i) the Seller shall have breached any of the covenants or agreements contained in this Agreement to be performed by the Seller such that the condition set forth in Section 9.2.2 would not be satisfied, (ii) there exists a breach of any representation or warranty of the Seller contained in this Agreement such that the condition set forth in Section 9.2.1 would not be satisfied or (iii) there exists a breach of any representation or warranty of Bulin contained in this Agreement such that the condition set forth in Section 9.2.3 would not be satisfied and, in the case of each of clauses (i)–(iii), such breach has not been cured prior to the earlier of (A) thirty (30) Business Days from the date that the Seller is notified in writing by the Investor of such breach or (B) the Equity Closing Date; provided that the right to terminate this Agreement under this Section 11.1.3 shall not be available to the Investor if there has been a breach or failure to perform by the Investor that gave rise to the failure of the conditions in Section 9.2.1 or Section 9.2.2; or

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11.1.4	by the Seller, if (i) the Investor shall have breached any of the covenants or agreements contained in this Agreement to be performed by the Investor such that the condition set forth in Section 9.3.2 would not be satisfied, or (ii) there exists a breach of any representation or warranty of the Investor contained in this Agreement such that the condition set forth in Section 9.3.1 would not be satisfied and, in the case of clauses (i) or (ii), such breach has not been cured prior to the earlier of (A) thirty (30) Business Days from the date that the Investor is notified in writing by the Seller of such breach or (B) the Equity Closing Date; provided that the right to terminate this Agreement under this Section 11.1.4 shall not be available to the Seller if there has been a breach or failure to perform by the Seller that primarily gave rise to the failure of the conditions in Section 9.3.1 or Section 9.3.2.

11.2	Procedure Upon Termination. Termination of this Agreement by the Investor or the Seller or both pursuant to Section 11.1 shall be effected by the delivery of written notice thereof to the other Party, in which case this Agreement shall terminate without further action or liability by the Investor or the Seller (subject to applicable cure periods); provided, however, that (a) the Investor will not be released from liability hereunder if this Agreement is terminated and the transactions abandoned by reason of (i) the willful failure of the Investor to have performed its material obligations under this Agreement (including any failure of the Investor to proceed with the Equity Closing as required by this Agreement) or (ii) Fraud committed by the Investor, (b) the Seller will not be released from liability hereunder if this Agreement is terminated and the transactions abandoned by reason of failure of the Seller to have performed its material obligations under this Agreement and (c) the agreements contained in the Confidentiality Agreement, to the extent set forth therein, and Sections 3.7, 4.8 and 5.5 and Article 13 shall survive the termination hereof in accordance with their respective terms. Nothing in this Section 11.2 will relieve either Party of liability for material breach of this Agreement occurring prior to any termination, or for breach of any provision of this Agreement which specifically survives termination hereunder, subject to the express terms and limitations set forth in this Agreement.

11.3	Restriction on Termination. For the avoidance of doubt, Bulin shall have no right hereunder to terminate this Agreement at any time prior to the Equity Closing.

12.	TERMINATION OF COLLABORATION OBLIGATIONS

12.1	Termination of the Agreement After the Equity Closing.

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12.1.1	Upon the expiration of the Enrollment Period, this Agreement may be terminated by the Seller if Bulin or the Investor shall have breached or failed to perform any of the covenants or agreements contained in Article 6 or Article 8 of this Agreement to be performed by Bulin or the Investor, respectively; provided that the breach of or failure to perform by Bulin or the Investor under Article 6 or Article 8 has not been cured prior to six (6) months from the date that Bulin and the Investor are notified in writing by the Seller of the Seller’s intention to terminate this Agreement pursuant to this Section 12.1.1.

12.1.2	Between the Equity Closing Date and prior to the expiration of the Enrollment Period, this Agreement may be terminated by the Seller in connection with an Adverse Act pursuant to Section 6.7.4 of this Agreement; provided that the Adverse Act has not been cured prior to thirty (30) Business Days from the date that Bulin and the Investor are notified in writing by the Seller of the Seller’s intention to terminate this Agreement pursuant to this Section 12.1.2.

12.2	Procedure Upon Termination. Termination of this Agreement by the Seller pursuant to Section 12.1 shall be effected by the delivery of written notice thereof to Bulin and the Investor, in which case this Agreement shall terminate without further action or liability by the Seller (subject to applicable cure periods); provided, however, that (a) Bulin will not be released from liability hereunder if this Agreement is terminated and the transactions abandoned by reason of (i) the failure of Bulin to have performed its material obligations under this Agreement or (ii) Fraud committed by Bulin, (b) the Investor will not be released from liability hereunder if this Agreement is terminated and the transactions abandoned by reason of (i) the failure of the Investor to have performed its material obligations under this Agreement or (ii) Fraud committed by the Investor and (c) the agreements contained in the Confidentiality Agreement, to the extent set forth therein, and Sections 3.7, 4.8, 5.5, 7.2.3 and 12.3 and Article 13 shall survive the termination hereof in accordance with their respective terms. Nothing in this Section 12.2 will relieve Bulin or the Investor of liability for material breach of this Agreement occurring prior to any termination, or for breach of any provision of this Agreement which specifically survives termination hereunder, subject to the express terms and limitations set forth in this Agreement.

12.3	Effect of Termination. In the event of the termination of this Agreement by the Seller pursuant to Section 12.1:

12.3.1	All licenses granted to Bulin pursuant to Section 7.2.1 shall terminate immediately. For the avoidance of doubt, the license granted to the Seller pursuant to Section 7.1 shall survive any termination pursuant to Section 12.1; and

12.3.2	Upon the Seller’s reasonable request, without further consideration, Bulin shall, and the Investor shall cause Bulin to, reasonably cooperate to provide the Seller with reasonable transition assistance, including with respect to the Chinese Territory Ongoing Trial to the extent it is not complete upon termination of this Agreement pursuant to Section 12.1.

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13.	MISCELLANEOUS

13.1	Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next Business Day, (c) three (3) days after having been sent by registered or certified mail, return receipt requested or (d) one (1) Business Day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next Business Day delivery, with written verification of receipt, in each case, to the appropriate address set forth below:

To the Seller (or Bulin prior to the Equity Closing Date):

BeyondSpring Inc.
100 Campus Drive, West Side, 4th Floor, Suite 410
Florham Park, NJ 07932
Email: ***
Attention: ***

and

to the Company:

BeyondSpring Ltd.
Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola
British Virgin Islands, VG 1110
Email: ***
Attention: ***

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, NY 10001
Email: Marie.Gibson@skadden.com; Resa.Schlossberg@skadden.com; Michael.Hong@skadden.com
Attention: Marie Gibson; Resa Schlossberg; Michael Hong

To Bulin (after the Equity Closing Date):

Dalian Wanchunbulin Pharmaceuticals Ltd.
Unit 215, No. 9 Liaohe East Road, Economic and Technological Development Zone
Dalian, Liaoning, China
Email: ***
Attention: ***

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To the Investor:

Biolin Investment Limited

Unit 2201, 22/F, Chung Kiu Commercial Building

47-51 Shan Tung Street

Mong Kok, Hong Kong
Email: ***
Attention: ***

13.2	Amendments and Waivers.

13.2.1	Any provision of this Agreement may be amended, modified or supplemented by an instrument in writing executed and delivered by each of the Parties hereto. Any amendment or waiver effected in accordance herewith shall be binding upon the Parties.

13.2.2	Except as otherwise provided in this Agreement, any failure of any Party to comply with any obligation, covenant, agreement or condition herein may be waived by the Party entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No failure or delay by any Party in exercising any right, power or privilege under this Agreement will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

13.3	Expenses. Except as otherwise set forth in this Agreement, each Party shall pay its own costs and expenses, including the fees and disbursements of counsel, accountants, financial advisors, experts and consultants employed by it in connection with the transactions contemplated hereby, incurred by it in connection with this Agreement and the transactions contemplated hereby.

13.4	Succession and Assignment. The provisions of this Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and assigns. Neither this Agreement nor any of the rights or obligations under this Agreement may be assigned, delegated or otherwise transferred, in whole or in part, by the Investor or by Bulin without the prior written consent of the Seller, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that, upon written notice to the Seller, the Investor may delegate, assign or otherwise transfer its rights or obligations under this Agreement to one or more of its Affiliates; provided, further, that in the case of any such delegation, assignment or transfer to an Affiliate of the Investor (an “Authorized Transferee”), (a) the Authorized Transferee shall assume and perform all obligations, covenants and agreements of the Investor under Article 6, Article 7 and Article 8 of this Agreement, which assumption shall be evidenced in writing, and (b) the Investor shall remain liable for all of its obligations, covenants and agreements under this Agreement unless otherwise agreed by the Seller in writing. For purposes of this Section 13.4, failure of the Seller to provide consent shall be deemed reasonable if, among other matters, the proposed transfer would impede the Seller’s rights under Article 6, Article 7 or Article 8.

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13.5	Non-Recourse. This Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, Affiliate, agent, attorney or other Representative of any Party or of any Affiliate of any Party, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any Party under this Agreement or for any claim or action based on, in respect of or by reason of the transactions contemplated hereby.

13.6	Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their permitted assigns and nothing herein expressed or implied will give or be construed to give to any Person, other than the Parties and such permitted assigns, any legal or equitable rights under this Agreement.

13.7	Governing Law; Arbitration.

13.7.1	This Agreement, including all matters of construction, validity, interpretation, performance and enforceability and any disputes, claims or controversies (whether in contract, tort, equity or otherwise) directly or indirectly arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby shall be governed by and construed and enforced in accordance with the laws of the State of New York without giving effect to any choice or conflict of laws (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

13.7.2	Any dispute, claim or controversy (whether in contract, tort, equity or otherwise) directly or indirectly arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby, including all matters of construction, validity, interpretation, performance and enforceability of this Agreement and this agreement to arbitrate (each, a “Dispute”) shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre (“HKIAC”) under the HKIAC Administered Arbitration Rules in force when the Notice of Arbitration is submitted (the “Rules”), except as modified herein.

(a)	The law of this arbitration clause shall be Hong Kong law. The seat of arbitration shall be Hong Kong. The arbitration proceedings shall be conducted in the English language.

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(b)	The arbitration shall be conducted by an arbitral tribunal of three arbitrators. The claimant and respondent shall each designate one arbitrator in the Notice of Arbitration and the Answer to the Notice of Arbitration (as such terms are defined in the Rules), respectively. If either party fails to designate an arbitrator, HKIAC shall appoint the arbitrator. The two arbitrators so designated shall, in consultation with the parties, designate the third and presiding arbitrator. Failing such designation within 30 days from the confirmation or appointment of the second arbitrator, HKIAC shall appoint the third and presiding arbitrator.

(c)	In addition to monetary damages, the arbitral tribunal shall be empowered to award equitable relief, including, but not limited to, an injunction and specific performance of any obligation under this Agreement.

(d)	By agreeing to arbitration, the Parties do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment or other order in aid of arbitration proceedings. Without prejudice to such provisional remedies that may be granted by a court, the arbitral tribunal shall have full authority to grant provisional remedies, to order a party to request that a court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any party to respect the arbitral tribunal’s orders to that effect.

(e)	The award of the arbitral tribunal shall be final and binding upon the parties thereto, and shall be the sole and exclusive remedy between the parties regarding any Disputes presented to the arbitral tribunal. Judgment upon any award may be entered in any court having jurisdiction over any party or any of its assets.

(f)	Any arbitration hereunder shall be confidential, and the Parties and their agents agree not to disclose to any third party (i) the existence or status of the arbitration, (ii) all information made known and documents produced in the arbitration not otherwise in the public domain and (iii) all awards arising from the arbitration, except and to the extent that disclosure is required by applicable law or is required to protect or pursue a legal right.

13.8	WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER AGREEMENTS OR DOCUMENTS CONTEMPLATED HEREBY OR THE SUBJECT MATTER HEREOF OR THEREOF. EACH PARTY ALSO WAIVES ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF SUCH PARTY. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MIGHT BE FILED IN ANY COURT AND THAT MAY RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED HEREBY, INCLUDING ALL COMMON LAW AND STATUTORY CLAIMS. EACH PARTY FURTHER REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH SUCH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, MODIFICATIONS, SUPPLEMENTS OR RESTATEMENTS HEREOF. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

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13.9	Counterparts. This Agreement may be executed in three (3) or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement, and the execution of a counterpart of the signature page to this Agreement shall be deemed the execution of a counterpart of this Agreement. This Agreement may be executed and delivered by .pdf transmission or other electronic means (including DocuSign, Adobe Acrobat Sign and similar services), each of which shall be deemed originals.

13.10	Entire Agreement. This Agreement, together with the Confidentiality Agreement and the other agreements and documents contemplated hereby (including the Schedules, Annexes and Exhibits hereto and thereto) constitute the entire agreement between the Parties with respect to the subject matter of this Agreement and such other agreements and documents, and is a complete and final integration thereof. This Agreement and the other agreements and documents contemplated hereby (including the Schedules, Annexes and Exhibits hereto and thereto) supersede all prior agreements and understandings, both oral and written, between the Parties with respect to the subject matter hereof (other than the Confidentiality Agreement).

13.11	Confidentiality.

13.11.1	The Investor and its Representatives shall adhere to the terms and conditions of that certain Mutual Confidentiality and Non-Disclosure Agreement, dated as of August 18, 2026, by and between the Seller and the Investor (the “Confidentiality Agreement”). The Investor and its Representatives shall, and shall cause each of their Affiliates and Representatives to, maintain the confidentiality of this Agreement and the other agreements and documents contemplated hereby in accordance with the terms of the Confidentiality Agreement. In the event of the termination of this Agreement for any reason prior to the Equity Closing, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms; provided, however, that nothing herein or in the Confidentiality Agreement shall apply to any disclosure of this Agreement or the other agreements and documents contemplated hereby by a Party to the extent necessary to enforce any of its rights under this Agreement or the other agreements and documents contemplated hereby (including in any dispute) and no Party shall be prohibited or required to undertake any process prior to making any such disclosure.

13.11.2	The obligations under this Section 13.11 shall not apply to information which is required to be disclosed by Law or the rules and regulations of any stock exchange, in which case the Party or an Affiliate making such disclosure shall use Commercially Reasonable Efforts to allow the other Party reasonable time to comment on such disclosure.

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13.12	Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance is held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision and such invalid, illegal or unenforceable provision will be reformed, construed and enforced as if such provision had never been contained herein and there had been contained in this Agreement instead such valid, legal and enforceable provisions as would most nearly accomplish the intent and purpose of such invalid, illegal or unenforceable provision.

13.13	Press Release and Announcements. The Seller shall issue an initial press release announcing this Agreement and the transactions contemplated hereby; provided that the Seller and the Investor shall mutually determine and agree upon the form, nature and content of any such public announcement, press release, media responses or other communications. Thereafter, no press releases or other public releases of information related to this Agreement or the transactions contemplated hereby will be issued or released without the prior written consent of the Parties; provided this Section 13.13 shall not apply to public releases of information required by Law or the rules and regulations of any stock exchange; provided, further, a Party may make any public announcement or press release without the mutual approval of the other Parties provided that such public announcement or press release is not inconsistent with the previous public announcement issued by the Seller.

13.14	Specific Performance. Except as otherwise set forth in this Agreement, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy and nothing in this Agreement shall be deemed a waiver by any party of any right to specific performance or injunctive relief. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without proof of damages or otherwise. Each party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other party has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or in equity. The Parties acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such Order or injunction, and the party opposing such injunction or injunctions hereby agrees that it shall not contest the amount or absence of any such bond or other security requested or offered by the party seeking such injunction or injunctions.

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13.15	Certain Interpretive Matters. Unless the context requires otherwise, (a) all references herein to Sections, Articles, Annexes or Schedules are to Sections, Articles, Annexes, or Schedules of or to this Agreement, (b) the headings in this Agreement are for convenience of reference only and will not control or affect the meaning or construction of any provisions of this Agreement, (c) each term defined in this Agreement has the meaning assigned to it, (d) words in the singular include the plural and vice versa, (e) all references to “$” or “dollar” amounts will be to lawful currency of the United States, (f) unless the context implies otherwise to the extent the term “day” or “days” is used, it will mean calendar days, (g) references to the masculine, feminine or neuter gender include each other gender, (h) the words “herein,” “hereby,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section, Article, or other subdivision, (i) the terms “including” and “includes” mean “including or includes without limitation,” (j) reference to, and the definition of, any document shall be deemed a reference to such document as it may be amended, supplemented, revised or modified, in writing, from time to time, or (k) reference to any Law shall be construed as a reference to such Law as re-enacted, redesignated, amended or extended from time to time prior to the date hereof.

[The Remainder of this Page Is Intentionally Left Blank.]

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IN WITNESS WHEREOF, the undersigned Parties have caused this Share Purchase and Collaboration Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

INVESTOR:

BIOLIN INVESTMENT LIMITED

By:	/s/ Chan Mak Sun
Name: Chan Mak Sun
Title: Director

[Signature Page to Share Purchase and Collaboration Agreement]

IN WITNESS WHEREOF, the undersigned Parties have caused this Share Purchase and Collaboration Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SELLER:

BEYONDSPRING INC.

By:	/s/ Lan Huang
Name: Lan Huang
Title: Chair of the Board of Directors

[Signature Page to Share Purchase and Collaboration Agreement]

IN WITNESS WHEREOF, the undersigned Parties have caused this Share Purchase and Collaboration Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BULIN:

DALIAN WANCHUNBULIN PHARMACEUTICALS LTD.

By:	/s/ Zhichao Jia
Name: Zhichao Jia
Title: Director and Legal Representative

[Signature Page to Share Purchase and Collaboration Agreement]

ANNEX I

DEFINITIONS

For purposes of this Agreement, the following terms have the meanings ascribed or referenced in this Annex:

“Adverse Act” has the meaning set forth in Section 6.7.4.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with the first Person. For the purposes of this definition, “control,” when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreement” has the meaning set forth in the introductory paragraph.

“Authorized Transferee” has the meaning set forth in Section 13.4.

“Bulin” has the meaning set forth in the introductory paragraph.

“Bulin Closing Cash” has the meaning set forth in Section 8.3.

“Bulin Data” has the meaning set forth in Section 6.6.1.

“Bulin Intellectual Property” means all Intellectual Property (other than Trademarks) that is (a) Controlled by Bulin or any of its Affiliates as of the Equity Closing and (b) necessary for the research, development, manufacture, commercialization or other exploitation of Plinabulin outside the Territory.

“Bulin SEED Shares” has the meaning set forth in Section 4.4.

“Business Day” means any day other than (a) a Saturday or Sunday, (b) a day on which the Federal Reserve Bank of New York is closed or (c) a day on which banks in The British Virgin Islands, The Cayman Islands or Hong Kong are authorized or required by applicable Law to close.

“Chinese Territory Ongoing Trial” has the meaning set forth in Section 6.1.

“Clinical Trial” means any study in which human subjects are dosed or treated with an investigational drug product.

“Commercially Reasonable Efforts” means, with respect to a Party’s obligations under this Agreement, the carrying out of such obligations in a diligent, expeditious and sustained manner, without undue interruption, pause or delay, consistent with the efforts and resources, including reasonably necessary personnel and financial resources, that a well-capitalized pharmaceutical company with clinical-stage and commercial-stage products typically devotes to a priority product or compound of similar market potential, profit potential and strategic value, at a similar stage of its product life, taking into account issues of safety and efficacy, the competitiveness of the marketplace, and the proprietary position of the product. Notwithstanding anything to the contrary, amounts to be paid or that may be payable in connection with the performance of the Investor’s obligations under this Agreement shall not be taken into account in determining Commercially Reasonable Efforts.

“Company” has the meaning set forth in Recital (A).

“Company Equity Interests” has the meaning set forth in Recital (A).

“Competitor” has the meaning set forth in Section 5.10.

“Confidentiality Agreement” has the meaning set forth in Section 13.11.1.

“Contract” means any legally binding written contract, agreement, lease, sublease, license, purchase or task order, statement of work, instrument, note, bond, mortgage, indenture or commitment.

“Control” means with respect to any Intellectual Property or material, the ability (whether by ownership, license or otherwise, other than a license granted pursuant to this Agreement) to grant a license or sublicense, provide or provide access or other rights in, to or under such Intellectual Property or material (as applicable) on the terms and conditions set forth herein, without violating the terms of any agreement or other arrangement with any third party or any applicable Laws. For clarity, “Controlled” has a correlative meaning.

“Development” means any and all activities directed to research and non-clinical and clinical development of a drug product, including toxicology, pharmacology, project management, Clinical Trials, medical affairs studies and other activities reasonably necessary in order to obtain, maintain or expand Marketing Approval of a drug product. For clarity, “Develop” and “Developing” have a correlative meaning.

“Development Plan” has the meaning set forth in Section 6.2.

“Development Records” has the meaning set forth in Section 6.4.

“Dispute” has the meaning set forth in Section 13.7.2.

“Enrollment Period” has the meaning set forth in Section 6.5.1.

“Equity Clawback” has the meaning set forth in Section 6.5.2(a).

“Equity Clawback Percentage” has the meaning set forth in Section 6.5.2(a).

“Equity Closing” has the meaning set forth in Section 2.3.

“Equity Closing Date” has the meaning set forth in Section 2.3.

“FD&C Act” means the U.S. Federal Food, Drug and Cosmetic Act.

“FDA” means U.S. Food and Drug Administration or any successor thereto.

“Fraud” means an actual and deliberate misrepresentation in the making of a representation or warranty expressly stated in Article 3, Article 4 or Article 5 of this Agreement, as applicable; provided that at the time such representation or warranty was made by such party, (a) such representation or warranty was materially inaccurate, (b) such party had actual knowledge (and not imputed or constructive knowledge) of the material inaccuracy of such representation or warranty, (c) in making such representation or warranty such party had the specific intent to deceive such other party and to induce such other party to enter into this Agreement, and (d) such other party acted in reasonable reliance on such representation or warranty to its detriment as a result of such reliance and suffered economic loss as a result thereof. For the avoidance of doubt, (i) any claim for Fraud may only be made against the party committing such Fraud, and (ii) “Fraud” shall not include any form of constructive fraud, equitable fraud, promissory fraud or any torts (including fraud) based on negligence or recklessness.

“GCP” means all applicable Laws and applicable International Council for Harmonisation guidelines including E6(R3) for the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of Clinical Trials, including (a) in the U.S., 21 C.F.R. Parts 11, 50, 54, 56, 312, 314 and 320 and (b) any analogous applicable Laws in any other countries.

“GLP” means the applicable then-current standards for laboratory activities for pharmaceuticals or biologics, including as set forth in (a) in the U.S., the then-current good laboratory practice standards promulgated or endorsed by FDA, as defined in 21 C.F.R. Part 58 and (b) any analogous applicable Laws in any other countries.

“Good Manufacturing Practices” or “GMP” means Good Manufacturing Practice and General Biological Products Standards, as promulgated under and in accordance with (a) in the U.S., the FD&C Act (including 21 C.F.R. Parts 210 and 211) and (b) any analogous applicable Laws in any other countries.

“Governmental Authority” means any federal, state, county, city, municipal or other local, foreign, international or multinational government or any subdivision, authority, department, secretary of state, commission, board, bureau, court, administrative panel or other instrumentality thereof.

“Governmental Authorization” means any approval, permit, license, certificate, franchise, permission, clearance, consent, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority.

“HKIAC” has the meaning set forth in Section 13.7.2.

“Intellectual Property” means all intellectual property and rights in confidential information throughout the world, including all U.S. and foreign (a) national, regional and international patents and patent applications, invention disclosures, and all continuations, continuations-in-part, divisionals, provisionals, reissues, reexaminations, substitutions, extensions or restorations, including revalidations, reissues, reexaminations and extensions (including supplementary protection certificates and the like), and patents of addition (“Patent Rights”), (b) copyrights and copyrightable subject matter, (c) trademarks, service marks, names, corporate names, trade names, domain names, logos, slogans, trade dress, design rights, and other similar designations of source or origin (“Trademarks”), together with the goodwill symbolized thereby and (d) technical, scientific, regulatory, business and other information, results, knowledge, techniques and data, in whatever form and whether or not confidential or patentable (“Know-How”).

“Investor” has the meaning set forth in the introductory paragraph.

“Law” means any federal, state, county, city, municipal, foreign or other governmental statute, law, rule, regulation, ordinance, order, code, treaty or requirement (including pursuant to any settlement agreement or consent decree) and any Permit granted under any of the foregoing, or any requirement under the common Law, or any other pronouncement having the effect of Law of any Governmental Authority.

“Lien” means with respect to any property or asset, any mortgage, deed of trust, lien, pledge, hypothecation, assignment, charge, option, preemptive purchase right, easement, encumbrance, security interest or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person will be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or a lessor under any conditional sale agreement, capital lease, or other title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such property or asset.

“Marketing Approval” means approval by FDA or any foreign counterpart thereof for the commercial marketing and sale (including pricing and reimbursement approval) of a drug product.

“Marketing Approval Application” means (a) a New Drug Application (as described in 21 U.S.C. § 355(b)), in the United States or (b) any comparable submission to the applicable Regulatory Authority in any other country that is necessary to seek Marketing Approval for a drug product in such country.

“NMPA” has the meaning set forth in Section 6.6.2.

“Ongoing Trial” has the meaning set forth in Section 6.1.

“Order” means any writ, judgment, injunction, ruling, order, or decree (including any consent decree) that is issued, promulgated or entered into by or with a Governmental Authority, in each case, whether preliminary or final.

“Organizational Documents” means the certificate of formation, certificate of incorporation, limited liability company agreement, operating agreement, memorandum and articles of association, bylaws and all other governing documents of an entity, as applicable, in each case as amended.

“Party” or “Parties” has the meaning set forth in the introductory paragraph.

“Permit” means all approvals, agreements, authorizations, permits, licenses, easements, orders, certificates, registrations, franchises, qualifications, rulings, waivers, variances or other form of permission, consent, exemption or authority issued, granted, given or otherwise made available by or under the authority of any Governmental Authority.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust, a joint stock company, a joint venture, an unincorporated organization, any Governmental Authority, or other entity or organization.

“Pharmacovigilance Agreement” has the meaning set forth in Section 6.7.3.

“Phase 3 Clinical Trial” means a Clinical Trial of a product in human subjects that would satisfy the requirements of U.S. 21 C.F.R. § 312.21(c), or analogous provisions outside the United States, and is sufficient to support submission of a Marketing Approval Application for such product, regardless of where such Clinical Trial is conducted.

“Plinabulin” means the Seller’s investigational GEF-H1 agonist, 2, 5-piperazinedione, 3-[[5-(1,1-dimethylethyl)-1H-imidazol-4-yl[methylene]-6-(phenylmethylene)-, (3Z,6Z) (trivial name t-butyl-dehydrophenylahistin) monohydrate.

“Product” has the meaning set forth in Section 6.1.

“Regulatory Authorities” means, with respect to a particular country, the Governmental Authority(ies) responsible for granting Marketing Approval, including FDA in the U.S.

“Regulatory Materials” means regulatory applications, submissions, notifications, correspondence, registrations, Marketing Approvals or other filings made to or with, or other approvals granted by, a Regulatory Authority that are necessary or reasonably useful to Develop, manufacture, commercialize or otherwise exploit any drug product in a jurisdiction. For clarity, “Regulatory Materials” include Marketing Approval Applications.

“Regulatory Permit” means any Governmental Authorization issued by any Regulatory Authority relating to the investigation, authorization, marketing, licensure, registration, importation, distribution or sale of any product of Bulin, including investigational new drug applications, new drug applications, supplemental new drug applications, establishment registrations and product listings (each as defined under the FD&C Act and the regulations promulgated thereunder), and all supplements or amendments thereto, and all comparable authorizations from a Governmental Authority in any other jurisdiction.

“Representatives” means, with respect to any Person, the officers, directors, managers, employees, agents, accountants, advisors, bankers, lenders, investors and other representatives of such Person.

“Rules” has the meaning set forth in Section 13.7.2.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“SEED Therapeutics” means SEED Therapeutics Inc., a British Virgin Islands business company, in which SEED Technology Limited, a British Virgin Islands business company, directly owns approximately 8.88% of the issued and outstanding equity interests (and approximately 7.43% on a fully diluted basis). SEED Technology Limited is a direct wholly owned Subsidiary of Bulin.

“Seller” has the meaning set forth in the introductory paragraph.

“Seller Intellectual Property” means all Intellectual Property (other than Trademarks) that is (a) Controlled by the Seller or any of its Affiliates as of the Equity Closing and (b) necessary for the research, development, manufacture, commercialization or other exploitation of Plinabulin in the Territory.

“Subsidiary” means, with respect to a Person, any other Person: (a) of which (i) more than fifty percent (50%) of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such first Person or (ii) an amount of voting securities of or other interests in such entity that is sufficient to enable such first Person to elect at least a majority of the members of such entity’s board of directors or other governing body is owned, directly or indirectly, by such first Person; or (b) over which such first Person directly or indirectly exercises control (including (x) any limited partnership of which such first Person, directly or indirectly, is the general partner or otherwise has the power to direct or cause the direction of the management and policies thereof and (y) any limited liability company of which such first Person, directly or indirectly, is the managing member or otherwise has the power to direct or cause the direction of the management and policies thereof).

“Target Enrollment” has the meaning set forth in Section 6.5.1.

“Territory” means the People’s Republic of China, the Hong Kong Special Administrative Region (SAR), Macao Special Administrative Region (SAR) and Taiwan.

“Transferred Equity Interests” has the meaning set forth in Recital (D).

“U.S.” or “United States” means the United States of America and its territories and possessions.

“WOFE” has the meaning set forth in Recital (B).